Exhibit 10.49

Amendment to the Russell Goldsmith Amended and Restated Employment Agreement

This document (“Amendment”) hereby amends the terms of the June 24, 2010 Amended and Restated Employment Agreement between Russell Goldsmith (“Goldsmith”), City National Bank (“CNB”), and City National Corporation (“Corporation”) (referred to as the “Agreement”). The terms of this Amendment shall control notwithstanding any provision in the Agreement to the contrary, and the terms of the Agreement shall be construed and interpreted consistent with the terms of this Amendment. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement. Unless expressly stated herein, the terms of this Amendment shall not modify or amend any requirements or terms under the Agreement with respect to vesting or acceleration of any existing equity awards to Goldsmith.  The parties shall take appropriate actions to ensure that all payments and awards described shall be deductible under IRC section 162(m) or are deferred and settled upon termination, and all new awards types described herein, except for the SERP awards in Section 10 of the Agreement, shall be issued in accordance with the terms of the Corporation’s 2008 Omnibus Plan. This Amendment is effective as of the date of execution.

1.                                       Section 7(a)—Performance Annual Stock Awards

Section 7(a) of the Agreement provides for an annual award of restricted stock units (“RSUs”) in an amount equal to a valuation of $1,320,000 if the Performance Goal is achieved at 60% of target, scaled down and modified if less than 60% of the Performance Goal is achieved.  Section 7(a) is hereby amended to require that the target value of RSUs granted annually shall hereafter be set at a valuation of $1,125,000, rather than $1,320,000, subject to the same percentage of target thresholds and reductions as now provided in the Agreement.  Unless deferred by Goldsmith, the RSUs awarded under this Amendment shall hereafter be settled solely in cash as soon as reasonably practicable following vesting. This change is effective immediately for 2012 RSUs awards and all future RSU awards to be delivered under the amended Section 7(a).

Section 7(a) of the Agreement is also amended to require that the target value of annual Stock Options to be awarded thereunder shall hereafter be set at a valuation of $1,125,000, rather than at a valuation of up to $1,320,000. All such Stock Option awards shall hereafter be replaced with long-term incentive cash awards (“LTICAs”) effective for 2012 awards and for all future annual grants.  The LTICA’s shall have the following essential terms and features for 2012 (the LTICAs for 2013 and 2014 will be identical although the measurement period will be appropriately adjusted):

•                  The target LTICA award valuation shall be $1,125,000.

•                  Payment at target will be based on comparing the Corporation’s cumulative actual diluted EPS (“EPS”) for the years 2012-2014 to the sum of the three separate annual target EPS amounts set by the “Committee” (as defined in the Agreement) by not later than March 15, of each year.  If cumulative actual EPS is equal to or greater than the Committee established cumulative target EPS, the full target award will be payable.

•                  If the cumulative actual EPS is 75% of target, then 60% of the LTICA will be payable.  For performance between 75% and 100%, the amount of LTICA payable will be proportionately adjusted upward.  No LTICA is payable if cumulative actual EPS is less than 75% of the sum of the Committee established targets.

•                  An additional amount of up to $562,500 in LTICA shall be awarded in either 2015 or 2016, if cumulative actual EPS is 5% greater ($375,000 bonus LTICA) or 7.5% greater ($562,500 bonus LTICA) than cumulative target EPS.  For 2015, the sum of cumulative target EPS for 2012-2015 (with the Committee setting an EPS goal for 2015 by March 15, 2015) will be calculated.  If cumulative actual EPS is 5% greater than this sum, a $375,000 bonus LTICA shall be payable.  If cumulative actual EPS is 7.5% greater than this sum, a $562,500 bonus LTICA shall be payable.  There shall be proration if cumulative actual EPS is greater than 5% but less than 7.5%.  If the full $562,500 LTICA bonus is not earned in 2015, a similar calculation will be made for 2016.  The LTICA bonus payable for performance through 2016 will be calculated and an additional LTICA bonus will be made to the extent this bonus exceeds the bonus, if any, earned for 2012-2015 performance.

•                  In the event a Change in Control occurs prior to completion of the 2012-2014 performance period, the LTICA shall be deemed earned at $1,500,000 (133 1/3% of the $1,125,000 target), and payout shall occur on the earlier to occur of vesting or any involuntary termination without cause or in case of a good reason termination (as those terms are defined in section 10(b) of the Agreement).  If a Change in Control occurs during the 2015-2016 performance period, the LTICA shall be deemed earned at $375,000, and payout shall occur on the earlier to occur of vesting or any involuntary termination without cause or in case of a good reason termination (as those terms are defined in section 10(b) of the Agreement).

•                  In the event Goldsmith’s employment terminates for any reason, the treatment of LTICAs shall be consistent with restricted stock units under section 10 of the Agreement and there shall be no change or acceleration in the LTICA payout, which accordingly may depend on EPS performance of the Corporation for periods subsequent to his employment.

•                  The Committee shall set the annual performance EPS target for each year described above consistent with the Corporation’s established annual EPS goal.

•                  Notwithstanding any provisions to the contrary herein, payment of the LTICA shall be subject to the requirement that the Performance Goal for the year of grant be achieved at a level at least equal to 40% of target.

•                  Unless deferred by Goldsmith, the LTICA shall be paid as soon as reasonably practicable following vesting.

2.                                       Section 7(b)—Performance Stock Options

This section of the Agreement is amended, effective for 2012 and later awards, to require that instead of performance stock option awards, Goldsmith shall receive performance cash awards, based on the same metrics used under this section of the Agreement to determine the award of performance stock options.  The amount of performance cash awards for 2012 and hereafter shall be only 5/6ths of the amount that would have been awarded under the Agreement in the form of performance stock options.  For clarity and by way of example, 50th percentile performance under the metrics applicable shall hereafter result in a performance cash award of $750,000, not $900,000.

The performance period for the 2012 performance cash award shall be the three-year period ending 6/30/15.  The amount to be paid shall be determined by comparing the Corporation’s TSR percentile to that of the KBW Bank Index, in the manner described in Section 7(b) the Agreement, and consistent with the manner in which the Committee has previously made such comparison.

Assuming that Goldsmith is employed throughout the contract period, he shall be entitled to a similar performance cash award grant for the two performance periods beginning 7/1/13 and 7/1/14.  Treatment of performance cash awards in the event of retirement, disability, death, shall be consistent with the treatment of previous performance stock options under Section 7(b) of the Agreement.

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In the event a Change in Control occurs prior to completion of the performance period, the performance cash award shall be deemed earned at $1,000,000 (133 1/3% of $750,000 target), and payout shall occur on the earlier to occur of vesting or involuntary termination without cause or good reason termination (as those terms are defined in section 10(b) of the Agreement).

3.                                       Section 11 and Appendix A—Supplemental Retirement Benefits

In exchange for cancellation of his rights to receive supplemental retirement benefits under the Supplemental Retirement Plan included as Appendix A of the Agreement (“Plan”), Goldsmith shall receive fully vested interests in the deferred compensation stock fund under the amended and restated Supplemental Retirement Plan (“Amended Plan”) as forth in Exhibit A, in accordance with the following terms and conditions:

•                  There shall be first determined the Present Value of the Accumulated SERP Benefit (“the Present Value”) under the Plan as of March 14, 2012, using the assumptions used in computing that number for the Pension Table in the 2012 Proxy Statement is $8,347,725.00.

•                  Goldsmith shall be awarded fully vested interests in the deferred compensation stock fund under the Amended Plan computed by dividing the Present Value by the closing price of the Corporation stock as of March 14, 2012.

•                  Settlement of the stock fund units under the Amended Plan shall be in shares of the Corporation.

IN WITNESS WHEREOF, the parties have executed this Amendment as of this 14th day of March, 2012.

Russell Goldsmith

/s/ Russell Goldsmith

CITY NATIONAL BANK

By:	/s/ Michael B. Cahill
Michael B. Cahill
Executive Vice President and General Counsel

CITY NATIONAL CORPORATION

By:	/s/ Michael B. Cahill
Michael B. Cahill
Executive Vice President and General Counsel

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Exhibit A

APPENDIX A TO EMPLOYMENT AGREEMENT

FOR RUSSELL GOLDSMITH

AMENDED AND RESTATED

SUPPLEMENTAL RETIREMENT BENEFIT

The purpose of this Appendix A to the Employment Agreement is to provide a supplemental retirement benefit for Russell Goldsmith (“Goldsmith”), which shall be in addition to any benefits which he may be entitled to receive under qualified retirement plans of the Employer.  As of March 14, 2012 (the “Amendment Date”), this supplement retirement benefit shall be amended and restated as set forth below.

ARTICLE I

DEFINITIONS

All capitalized terms used herein which are defined in the Employment Agreement shall have the meaning set forth therein.  In addition, the following terms shall have the meaning set forth below:

“Beneficiary” or “Beneficiaries” shall mean the person or persons last designated in writing by a Goldsmith in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death while employed.  If there is no Beneficiary designation in effect, or if there is no Surviving Spouse, then the Beneficiary or Beneficiaries shall be, in order of priority: (a) the revocable living trust established by the Goldsmith during his or her lifetime, (b) Goldsmith’s children, per stirpes; or (c) Goldsmith’s estate.  The filing of a new beneficiary designation will cancel all beneficiary designations previously filed.

“Final Average Compensation” shall mean the average of the sum of the Annual Base Compensation and Annual Bonus which Goldsmith earns during the highest three out of his last five calendar years of employment with the Employer.

“Normal Retirement Date” shall mean the date on which Goldsmith attains age 62, which will be February 14, 2012.  Goldsmith was born on February 14, 1950.

“Surviving Spouse” shall mean Goldsmith’s spouse at the time of his termination of employment with the Employer, if she remains alive after Goldsmith’s death.

“Years of Service” shall mean complete and partial years of service with the Employer, measured from Goldsmith’s commencement date on October 15, 1995 to the most recent anniversary of his commencement date.

ARTICLE II

CALCULATION AND VESTING OF SUPPLEMENTAL RETIREMENT BENEFIT

2.1 As of the Amendment Date, Goldsmith has accrued the right to receive an annual supplemental retirement benefit at his Normal Retirement Date based on the following formula:

1.5432% multiplied times Years of Service (up to a maximum of 25.2% after 16.33 Years of Service) multiplied times Final Average Compensation.

2.2 Under the formula set forth in Section 2.1, the present value of the supplemental retirement benefit accrued as of Amendment Date by Goldsmith is $8,347,725 (“Present Value”).

2.3 Following the Amendment Date, Goldsmith shall no longer be entitled to accrue any additional Final Average Compensation or Years of Service credit.  In lieu of accruing any such additional credits, Goldsmith shall be entitled to a benefit based upon the Present Value and any earnings thereon as provided in Article III.

2.4 As of the Amendment Date, Goldsmith has a fully vested right to the Present Value.

2.5 Effective December 22, 2008, Goldsmith elected to have his supplemental retirement benefits (both with respect to amounts subject to Section 409A and with respect to amounts that are “grandfathered” under Section 409A) to be paid in a lump sum on the first day of the month following his termination of employment.  As of the Amendment Date, Goldsmith’s election will be irrevocable.

ARTICLE III

CNC STOCK FUND

3.1 As of the Amendment Date, the Present Value shall be deemed to be invested in the CNC Stock Fund with respect to that number of shares of City National Corporation Common Stock (“CNC Stock”), including fractional shares, as determined by the closing price of CNC Stock on March 14, 2012.

3.2 All cash dividends which are paid on CNC Stock held in the CNC Stock Fund will be deemed to be reinvested in the CNC Stock Fund as determined by the closing price of CNC Stock on the dividend payable date.

3.3 The number of shares of CNC Stock held in the CNC Stock Fund will be appropriately adjusted, as determined by the Committee, to reflect any stock splits, reverse stock splits, stock dividends, or similar events.

3.4 Shares in the CNC Stock Fund do not convey the rights to ownership of shares of CNC Stock and do not have voting rights.  The Parent Corporation’s and CNB’s obligations with respect to the CNC Stock Fund are unfunded.  Goldsmith will only acquire ownership and voting rights when shares of CNC Stock are actually distributed in accordance with the provisions of this Agreement.

ARTICLE IV

PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT

4.1 Goldsmith’s supplemental retirement benefit shall be based on the number of shares deemed invested in the CNC Stock Fund and shall be paid, subject to Section 5.2, in a lump sum on the first day of the month following his termination of employment with the Employer for any reason.  Following the Amendment Date Goldsmith will not be entitled to installment or annuity payments.

4.2 If Goldsmith dies while he remains employed with the Employer and has a Surviving Spouse, his Surviving Spouse will be entitled to receive the benefit in the form of a lump sum.  If Goldsmith dies while he remains employed with the Employer and he does not have a Surviving Spouse, his Beneficiary or Beneficiaries will be entitled to receive the benefit in the form of a lump sum.

4.3 All distributions from the CNC Stock Fund will be made solely in CNC Stock, except that any fractional shares will be paid in cash.

ARTICLE V

SECTION 409A

5.1 The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code except for amounts payable under this Agreement that are “grandfathered” amounts within the meaning of Section 409A of the Code. “Grandfathered” amounts are amounts that were earned and vested by Goldsmith within the meaning of Section 409A prior to December 31, 2004.

5.2 Notwithstanding the foregoing provisions of this Agreement, in the event that Goldsmith is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the effective date of termination shall instead be paid on the first business day after the date that is six months following Goldsmith’s “separation from service” within the meaning of Section 409A. If Goldsmith dies following the date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Goldsmith’s estate on the first day of the month following his death. In no event shall the effective date of termination occur until Goldsmith experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the effective date of termination for purposes of this Agreement. “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A of the Code, as determined by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a Separation from Service has occurred, Goldsmith shall be considered to have separated from service as an employee when the facts and circumstances indicate that Goldsmith and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer (including any affiliates) after a certain date, or (ii) that the level of bona fide services Goldsmith will perform for the Employer (including any affiliates) after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Goldsmith (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if Goldsmith has been providing services to the Employer less than 36 months). Within the time period permitted by the applicable treasury regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), Employer may, in consultation with Goldsmith, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Goldsmith.